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News Release
For immediate release

BCE Inc. Filed Annual Report on Form 40-F

MONTRÉAL, Québec, March 27, 2008 – BCE Inc. (TSX, NYSE: BCE) today announced that its 2007 annual report on Form 40-F is on file with the U.S. Securities and Exchange Commission (SEC). BCE’s Form 40-F, which includes its audited financial statements for the year ended December 31, 2007, as well as a reconciliation of Canadian generally accepted accounting principles to United States generally accepted accounting principles, is available on BCE’s website at www.bce.ca in the Investors section (under Financial Performance – Annual Reporting) and on the SEC’s website at www.sec.gov. Holders of BCE securities may receive a free printed copy of BCE’s audited financial statements and of the related reconciliation by contacting BCE Investor Relations by telephone at 1 800 339-6353, by e-mail at investor.relations@bce.ca or in writing to 1000 de La Gauchetière Street West, Suite 3700, Montréal, Québec, Canada, H3B 4Y7.

About BCE Inc.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

For inquiries, please contact:

Pierre Leclerc Bell Canada, Media Relations 514 391-2007 1 877 391-2007	Thane Fotopoulos BCE, Investor Relations 514 870-4619 thane.fotopoulos@bell.ca

pierre.leclerc@bell.ca